Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Second QUARTER 2022 FINANCIAL RESULTS

Base Dividend of $0.36 Per Share Declared for Third and Fourth Quarter 2022

Board of Directors Declared Supplemental Dividend of $0.07 Per Share for Third Quarter 2022

Board of Directors Declared Supplemental Dividend of at least $0.07 Per Share for Fourth Quarter 2022

EVANSTON, Ill., August 4, 2022 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Financial Highlights

•
Total investment income of $21.2 million
•
Net investment income of $11.0 million, or $0.45 per share
•
Adjusted net investment income of $10.4 million, or $0.43 per share(1)
•
Net increase in net assets resulting from operations of $8.0 million, or $0.33 per share
•
Invested $45.7 million in debt and equity securities, including two new portfolio companies
•
Received proceeds from repayments and realizations of $44.8 million
•
Paid supplemental dividend of $0.07 per share and regular quarterly dividend of $0.36 per share on June 24, 2022
•
Net asset value (“NAV”) of $484.0 million, or $19.80 per share, as of June 30, 2022
•
Estimated spillover income (or taxable income in excess of distributions) as of June 30, 2022 of $57.9 million, or $2.37 per share

Management Commentary

“For the second quarter, our portfolio performed well with debt investments delivering higher interest income on year-over-year growth in our debt portfolio, and equity investments producing net realized gains of $18.2 million, or $0.74 per share. We believe our strategy of building a portfolio of debt investments that produce recurring income and equity investments that provide us with incremental returns and a margin of safety is clearly working, delivering value for our shareholders,” said Edward Ross, Chairman and CEO of Fidus investment Corporation. “With levels of activity in the lower middle market holding steady, we remain well positioned to continue building our debt portfolio and further monetizing our equity portfolio, and to generate attractive risk-adjusted returns over the long-term. We intend to stay focused on carefully selecting investments in high-quality companies that operate in industries we know well, generate strong free cash flow, and possess resilient business models and positive long-term outlooks.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2022 Financial Results

The following table provides a summary of our operating results for the three months ended June 30, 2022, as compared to the same period in 2021 (dollars in thousands, except per share data):

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
Interest income	$19,373	$17,791	$1,582	8.9%
Payment-in-kind interest income	367	1,104	(737)	(66.8%)
Dividend income	76	827	(751)	(90.8%)
Fee income	1,336	2,103	(767)	(36.5%)
Interest on idle funds	1	1	-	0.0%
Total investment income	$21,153	$21,826	$(673)	(3.1%)

Net investment income	$11,008	$6,473	$4,535	70.1%
Net investment income per share	$0.45	$0.26	$0.19	73.1%

Adjusted net investment income (1)	$10,403	$10,356	$47	0.5%
Adjusted net investment income per share (1)	$0.43	$0.42	$0.01	2.4%

Net increase (decrease) in net assets resulting from operations	$7,981	$25,886	$(17,905)	(69.2%)
Net increase (decrease) in net assets resulting from operations per share	$0.33	$1.06	$(0.73)	(68.9%)

The $0.7 million decrease in total investment income for the three months ended June 30, 2022, as compared to the same period in 2021 was primarily attributable to (i) a $0.8 million increase in total interest income resulting from an increase in average debt investment balances outstanding, partially offset by a lower weighted average yield on debt investment balances outstanding, (ii) a $0.8 million decrease in dividend income due to decreased levels of distributions received from equity investments, and (iii) a $0.8 million decrease in fee income resulting from a decrease in amendment, and origination fees, partially offset by an increase in prepayment fees.

For the three months ended June 30, 2022, total expenses, including the base management fee waivers and income tax provision, were $10.1 million, a decrease of $5.2 million, or (33.9%) from the $15.3 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended June 30, 2021. The decrease was primarily attributable to (i) a $0.3 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (ii) a $0.1 million increase in interest and financing expenses due to an increase in average borrowings outstanding, partially offset by a decrease in the weighted average interest rate, (iii) a $1.3 million net decrease in the income incentive fee, and (iv) a $4.4 million decrease in capital gains incentive fee accrued.

Net investment income increased by $4.5 million, or 70.1%, to $11.0 million during the three months ended June 30, 2022 as compared to the same period in 2021, as a result of the $5.2 million decrease in total expenses, including base management fee waiver and income tax provision, partially offset by the $0.6 million decrease in total investment income. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.43 per share, in-line with the prior year.

For the three months ended June 30, 2022, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $18.2 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $2.2 million for the same period in 2021.

Portfolio and Investment Activities

As of June 30, 2022, the fair value of our investment portfolio totaled $810.5 million and consisted of 73 active portfolio companies and twelve portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 109.6% of the related cost basis as of June 30, 2022. As of June 30, 2022, 39 portfolio company’s debt investments bore interest at a variable rate, which represented $467.2 million, or 69.8%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of June 30, 2022, our average active portfolio company investment at amortized cost was $10.1 million, which excludes investments in the twelve portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 11.9% as of June 30, 2022. The weighted average yield was computed using the effective interest rates for debt investments at cost as of June 30, 2022, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

Second quarter 2022 investment activity included the following new portfolio company investments:

•
Choice Technology Solutions, LLC (dba Choice Merchant Solutions, LLC), a leading omnichannel global payments platform. Fidus invested $8.5 million in first lien debt and made a commitment up to $1.0 million of additional first lien debt.
•
Virtex Enterprises, LP, a leading vertically integrated electronic manufacturing services provider. Fidus invested $11.0 million in second lien debt.

Liquidity and Capital Resources

As of June 30, 2022, we had $72.5 million in cash and cash equivalents and $100.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of June 30, 2022, we had SBA debentures outstanding of $128.5 million, $125.0 million outstanding of our 4.75% notes due January 2026 (the “January 2026 Notes”) and $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes” and collectively with the January 2026 Notes the “Notes”). As of June 30, 2022, the weighted average interest rate on total debt outstanding was 3.8%.

Subsequent Events

On July 6, 2022, we issued an additional $7.5 million in SBA debentures, which will pool in September 2022. Until the pooling date, the debentures bear interest at a fixed rate interim interest rate of 2.766%.

On July 8, 2022, we invested $7.8 million in first lien debt, $2.0 million in subordinated debt, and $1.0 in common equity of AmeriWater, LLC, a leading provider of water purification systems and aftermarket parts & consumables for healthcare and industrial applications.

On July 12, 2022, we exited our equity investment in Palisade Company, LLC. We received a distribution on our common equity investment for a realized gain of approximately $1.9 million.

On July 18, 2022 we made a commitment of $4.9 million in second lien debt of Magenta Buyer, LLC, (dba Trellix), a leading global cybersecurity company.

On July 27, 2022, we exited our equity investment in Bandon Fitness (Texas) Inc. We received a distribution on our common equity investment for a realized gain of approximately $3.2 million.

On July 29, 2022, we exited our debt investment in Bedford Precision Parts LLC. We received payment in full of $4.5 million on our first lien debt.

On August 1, 2022, we received a distribution on our common equity investment in SES Investors, LLC (dba SES Foam), resulting in a realized gain of approximately $9.0 million.

On August 1, 2022, we exited our debt investment in Healthfuse, LLC. We received payment in full of $5.3 million on our first lien debt, which includes a prepayment fee.

On August 2, 2022, we sold a portion of our equity investment in Pfanstiehl, Inc. and realized a gain of approximately $24.3 million. In conjunction with the transaction, we invested $10.0 million in subordinated debt.

On August 3, 2022, we made a commitment of $20.0 million in first lien debt of BP Thrift Buyer LLC (dba Unique and Eco Thrift), an owner and operator of retail thrift stores.

Third and Fourth Quarter 2022 Dividends Declared

On August 1, 2022, our board of directors declared a base dividend of $0.36 per share and a supplemental dividend of $0.07 per share for the third quarter, which are payable on September 23, 2022, to stockholders of record as of September 9, 2022. In addition, our board of directors declared a base dividend of $0.36 per share and a supplemental dividend of $0.07 per share for the fourth quarter, which are payable on December 16, 2022, to stockholders of record as of December 2, 2022.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2022 taxable income, as well as the tax attributes for 2022 dividends, will be made after the close of the 2022 tax year. The final tax attributes for 2022 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Second Quarter 2022 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 5, 2022. To participate in the conference call, please dial (646) 307-1963 approximately 10 minutes prior to the call. International callers should dial (800) 715-9871. Please reference conference ID # 1174205.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies and the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered, such as changes in the financial and lending markets and the impact of interest rate volatility, including the decommissioning of LIBOR and rising interest rates; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	June 30,	December 31,
	2022	2021
ASSETS
Investments, at fair value:
Control investments (cost: $6,833 and $6,833, respectively)	$-	$2,151
Affiliate investments (cost: $45,537 and $55,519, respectively)	106,374	137,284
Non-control/non-affiliate investments (cost: $687,344 and $559,434, respectively)	704,146	579,689
Total investments, at fair value (cost: $739,714 and $621,786, respectively)	810,520	719,124
Cash and cash equivalents	72,466	169,417
Interest receivable	13,109	8,231
Proceeds receivable from investments sold	11,895	-
Prepaid expenses and other assets	1,131	413
Total assets	$909,121	$897,185
LIABILITIES
SBA debentures, net of deferred financing costs	$124,447	$103,978
Notes, net of deferred financing costs	245,567	245,016
Borrowings under Credit Facility, net of deferred financing costs	(370)	(595)
Secured borrowings	17,263	17,637
Accrued interest and fees payable	4,492	4,668
Base management fee payable, net of base management fee waiver – due to affiliate	3,542	3,135
Income incentive fee payable – due to affiliate	1,183	2,622
Capital gains incentive fee payable – due to affiliate	22,756	29,227
Administration fee payable and other, net – due to affiliate	645	668
Taxes payable	343	2,410
Payables for investments purchased	2,773	-
Accounts payable and other liabilities	2,505	655
Total liabilities	$425,146	$409,421
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,437,400 and 24,437,400 shares
issued and outstanding at June 30, 2022 and December 31, 2021, respectively)	$24	$24
Additional paid-in capital	361,807	361,807
Total distributable earnings	122,144	125,933
Total net assets	483,975	487,764
Total liabilities and net assets	$909,121	$897,185
Net asset value per common share	$19.80	$19.96

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Investment Income:
Interest income
Control investments	$—	$975	$—	$1,568
Affiliate investments	657	711	1,541	1,559
Non-control/non-affiliate investments	18,716	16,105	34,913	33,802
Total interest income	19,373	17,791	36,454	36,929
Payment-in-kind interest income
Control investments	—	596	—	937
Affiliate investments	—	84	30	195
Non-control/non-affiliate investments	367	424	884	940
Total payment-in-kind interest income	367	1,104	914	2,072
Dividend income
Control investments	—	568	—	568
Affiliate investments	69	110	725	110
Non-control/non-affiliate investments	7	149	40	242
Total dividend income	76	827	765	920
Fee income
Control investments	—	—	—	400
Affiliate investments	160	85	297	268
Non-control/non-affiliate investments	1,176	2,018	3,237	4,526
Total fee income	1,336	2,103	3,534	5,194
Interest on idle funds	1	1	4	1
Total investment income	21,153	21,826	41,671	45,116
Expenses:
Interest and financing expenses	4,639	4,562	9,051	9,756
Base management fee	3,618	3,215	6,961	6,391
Incentive fee - income	1,183	2,550	2,236	5,219
Incentive fee (reversal) - capital gains	(605)	3,883	(335)	3,974
Administrative service expenses	510	430	932	843
Professional fees	290	312	805	635
Other general and administrative expenses	531	396	818	741
Total expenses before base management fee waiver	10,166	15,348	20,468	27,559
Base management fee waiver	(76)	(29)	(152)	(29)
Total expenses, net of base management fee waiver	10,090	15,319	20,316	27,530
Net investment income before income taxes	11,063	6,507	21,355	17,586
Income tax provision (benefit)	55	34	9	32
Net investment income	11,008	6,473	21,346	17,554
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	(204)	—	(65)	957
Affiliate investments	15,300	—	15,624	—
Non-control/non-affiliate investments	3,212	2,150	9,617	4,409
Total net realized gain (loss) on investments	18,308	2,150	25,176	5,366
Income tax (provision) benefit from realized gains on investments	(122)	—	(121)	—
Net change in unrealized appreciation (depreciation):
Control investments	(2,151)	(6,877)	(2,151)	(5,985)
Affiliate investments	(15,049)	12,416	(20,928)	16,368
Non-control/non-affiliate investments	(4,013)	11,724	(3,453)	6,301
Total net change in unrealized appreciation (depreciation) on investments	(21,213)	17,263	(26,532)	16,684
Net gain (loss) on investments	(3,027)	19,413	(1,477)	22,050
Realized losses on extinguishment of debt	—	—	(198)	(2,180)
Net increase (decrease) in net assets resulting from operations	$7,981	$25,886	$19,671	$37,424
Per common share data:
Net investment income per share-basic and diluted	$0.45	$0.26	$0.87	$0.72
Net increase in net assets resulting from operations per share — basic and diluted	$0.33	$1.06	$0.80	$1.53
Dividends declared per share	$0.43	$0.39	$0.96	$0.77
Weighted average number of shares outstanding — basic and diluted	24,437,400	24,437,400	24,437,400	24,437,400

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months ended June 30, 2022 and 2021.

	($ in thousands)		($ in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2022	2021	2022	2021
Net investment income	$11,008	$6,473	$21,346	$17,554
Capital gains incentive fee expense (reversal)	(605)	3,883	(335)	3,974
Adjusted net investment income (1)	$10,403	$10,356	$21,011	$21,528

	(Per share)		(Per share)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2022	2021	2022	2021
Net investment income	$0.45	$0.26	$0.87	$0.72
Capital gains incentive fee expense (reversal)	(0.02)	0.16	(0.01)	0.16
Adjusted net investment income (1)	$0.43	$0.42	$0.86	$0.88

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com